THE TAIWAN FUND, INC. REVIEW
August 2006

HSBC Investment (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 2.0% in U.S. dollar terms in August. Both foreign investors and local institutions were net buyers and bought NT$ 73.6 billion and NT$ 1.6 billion, respectively. Proprietary traders remained net buyers and bought NT$ 7.7 billion. On the economic front, Taiwan’s headline Consumer Price Index (“CPI”) fell by 0.6% in August, the first drop since the beginning of 2004. This was due to stable summer weather and the high comparison base. In August, Taiwan’s exports grew 16.6% to US$ 19.4 billion. Imports rose by 17.1% to US$ 18.2 billion, the second highest rise year-to-date. This resulted in a trade surplus of US$ 1.2 billion. We expect the coming peak season for electronics to underpin exports growth. In terms of sector performance, technology (+5.9%) and plastics (+5.2%) outperformed other sectors in August due to the healthy industry outlook. On the other hand, construction (-8.1%) and automobile (-7.3%) were underperformers in August due to the weak end demand.
Fund Performance Review:
The Fund outperformed its benchmark by 3.9% in August. The Fund’s overweight position in the printed circuit board (“PCB”) substrate sector and underweight position in the financial sector contributed positively to performance. The Fund’s underweight positions in the plastics sector and the PC & peripherals sector negatively contributed to performance.
Investment Strategy:
HSBC Investments (Taiwan) Limited (“HSBC Taiwan” or the “Adviser”) expects a technology-led rebound for the TAIEX to continue in the short term as major uncertainties that bothered the stock market in the past one month, including the Fed’s rate hikes and the release of financial results for the first half of 2006 were removed. After significant inventory adjustment, restocking in the technology industry is clearly underway. As the technology sector is moving into the peak season, positive news flow should see foreign buying pick up significantly again when fund managers return from vacations. Long margin has dropped a significant 22% from the mid-May peak, more than the 11% decline in the index level during the same time period, signaling that retail investors have turned bearish. This is a good sign as foreign buying has been returning, though not aggressively yet, since August. Shares are being transferred to more stable hands.
HSBC Taiwan, however, does not view the current rebound as the start of a genuine recovery. In the near term, HSBC Taiwan expects further earnings downgrades on the back of lackluster company guidance and muted macro data. Together with a lack of new major products/applications to drive technology demand in the second half of 2006, upside for technology shares will be capped, although niche players that deliver decent financial results are expected to perform well share-wise. As a result, HSBC Taiwan believes that the likelihood of the TAIEX exceeding its previous high of 7,474 points is low. Apart from technology fundamentals, continued political noise, sluggish performance of the financial sector, and uncertainty surrounding inflation and consumption in the US are also casting a shadow over the TAIEX.
Currently, technology is HSBC Taiwan’s favorite sector, particularly DRAM, handset, and packaging & testing. HSBC Taiwan would underweight operators. After the current technology bounce, HSBC Taiwan may add some positions in the financial sector in the fourth quarter of 2006 when the sector is expected to bottom out. HSBC Taiwan believes that a more sustainable and significant pick-up in technology fundamentals will take place in the fourth quarter of 2006 and onwards. HSBC Taiwan’s long-term positive view towards the TAIEX remains intact as: (1) underlying valuations remain attractive on both a regional and historical basis; and (2) general emerging market funds remain underweight Taiwan. Potential catalysts for the TAIEX include: (1) the scheduled launch of Vista consumer operating system by Microsoft in January, which could be a key catalyst for a technology sector rally; and (2) the switch to an expansionary policy by the Fed. Although this is uncertain, history suggests if it happens it will have a positive impact on the stock market.
Total Fund Sector Allocation

As of 08/31/06	% of	% of
	Total Fund	TAIEX
Telecommunication	19.3	10.96
Electronic Components	14.2	3.94
Semiconductor Manufacturing	13.0	13.67
PC & Peripherals	12.5	16.86
Financial Services	6.9	15.81
IC Design	6.8	3.16
TFT-LCD	6.2	4.88
Electronics	6.1	1.70
Memory IC	4.0	2.32
Construction	3.5	1.34
Iron & Steel	2.4	2.62
Plastics	2.0	9.47
Electric & Machinery	0.2	0.99
Transportation	0.0	2.08
Others	0.0	1.96
Chemicals	0.0	1.36
Textiles	0.0	1.33
Automobile	0.0	0.99
Cement	0.0	0.93
Foods	0.0	0.84
Wholesale & Retail	0.0	0.74
Rubber	0.0	0.58
Elec. Appliance & Cable	0.0	0.53
Paper & Pulp	0.0	0.34
Tourism	0.0	0.31
Glass & Ceramics	0.0	0.29
Computer Service and Software	0.0	0.00
Biotech	0.0	0.00
Securities	0.0	0.00
Total	97.1	100.00
Cash	2.9

Technology	82.1	57.50
Non-Technology	8.1	26.69
Financial	6.9	15.81
Total Net Assets: US $284.56Million
Top 10 Holdings of Total Fund Portfolio

As of 8/31/06	% of Total
Portfolio
Hon Hai Precision Industry Co. Ltd.	7.42
High Tech Computer Corp.	6.42
Taiwan Semiconductor Manufacturing Co.	4.37
MediaTek, Inc.	4.25
Siliconware Precision Industries Co.	4.13
Largan Precision Co. Ltd.	3.85
Cathay Financial Holding Co. Ltd.	3.55
D-Link Corp.	3.43
Au Optronics Corp.	3.35
Cheng Uei Precision Industry Co. Ltd.	3.05

Total	43.82
NAV: US$17.39 Price: US$15.83 Discount: -8.97%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	5.91	1.97	3.51
Fiscal Year to Date (c)	18.20	9.09	13.78
One Year	18.20	9.09	13.78
Three Years	10.71	6.71	10.75
Five years	10.22	9.02	N/A
Ten Years	1.01	-1.35	N/A
Since Inception	10.07	10.29	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Taiwan Fund Premium/Discount
01/01/1993-8/31/2006
Market Data

	As of 07/31/06	As of 08/31/06
TAIEX	6454.58	6611.71
% change in NTD terms	-3.726	2.434
% change in USD terms	-4.842	1.967
NTD Daily avg. trading volume (In Billions)	71.25	75.30
USD Daily avg. trading volume (In Billions)	2.18	2.29
NTD Market Capitalization (In Billions)	15911.61	16030.77
USD Market Capitalization (In Billions)	485.87	487.27
FX Rate: (NT$/US$)	32.749	32.899

Disclaimer:
This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Victor Shih
Deputy Fund Manager: Steven Chan

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